EXHIBIT 1.1.1
                                 Terms Agreement





                                                                       EXECUTION
EXECUTION



                  FARMER MAC MORTGAGE SECURITIES CORPORATION
              Guaranteed Agricultural Mortgage-Backed Securities
                                 Series 5/28/97
          Guaranteed by the Federal Agricultural Mortgage Corporation

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                              dated June 26, 1996,
               among the Company, Farmer Mac and the Underwriter)


Farmer Mac Mortgage Securities Corporation                        May 23, 1997
919 18th Street, N.W.
Washington D.C. 20006

Federal Agricultural Mortgage Corporation
919 18th Street, N.W.
Washington D.C. 20006

            Bear, Stearns & Co. Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 5/28/97 Certificates specified in Section 1(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 5/28/97 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-26073). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement or Trust Agreement, as applicable.

            Section 1. The Qualified Loan Pools: The Qualified Loan Pools shall have the characteristics described in the Prospectus Supplement.

            Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in the Prospectus
      Supplement:


                                                              Class Purchase
       Class        Original Principal    Pass-Through       Price Percentage
                          Amount              Rate       (net of Underwriting fees)
    Pool AA1009        $ 9,281,500            (1)              101.140625%
    Pool AS1010         12,274,355            (1)              100.578125
    Pool CS1008         11,578,200            (1)              100.421875


(1) On each applicable Distribution Date, the Pass-Through Rate for each Class of Certificates will be a rate per annum equal to the weighted average of the Net Mortgage Rates for the Qualified Loans in the related Pool. It is expected that the Pass-Through Rates for the initial Interest Accrual Periods for each Class of Certificates will be as follows: Pool AA1009, 7.928%; AS1010, 7.772%; and Pool CS1008, 7.461%, per annum.

            (b) The Offered Certificates shall have such other characteristics as described in the related Final Prospectus.

            Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) plus accrued interest at the applicable initial Pass-Through Rate per annum of each such Class from and including the Cut-off Date up to, but not including, May 28, 1997 (the "Closing Date").

      In the event that proceeds to the Underwriter from its distribution of any Class of Certificates exceed the applicable Class Purchase Price Percentage shown above, the Purchase Price for the applicable Class of Certificates shall be increased according to the following formula:

            (a) With respect to Pool AA1009, the Purchase Price will equal (a) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus (b) the difference between (i) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 11.93 years and (ii) the price of such Class of Certificates calculated at a spread of 0.75% over such interpolated Treasury security yield, less (c) an underwriting spread of 0.375%;

            (b) With respect to Pool AS1010, the Purchase Price will equal (a) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus (b) the difference between (i) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 11.20 years and (ii) the price of such Class of Certificates calculated at a spread of 0.75% over such interpolated Treasury security yield, less (c) an underwriting spread of 0.375%; and

      (b) With respect to Pool CS1008, the Purchase Price will equal (a) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus (b) the difference between (i) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 4.83 years and (ii) the price of such Class of Certificates calculated at a spread of 0.55% over such interpolated Treasury security yield, less (c) an underwriting spread of 0.250%;


            Section 4.  Tax Treatment:    No  election  will be made to  treat
the Trust Fund, or any portion thereof, as a REMIC.

                                 *  *  *  *  *

            If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, Farmer Mac and the Company.

                                    Very truly yours,

                                    BEAR, STEARNS & CO. INC.



                                    By: /s/ Jeffrey Mayer
                                        Name: Jeffrey Mayer
                                        Title:


The foregoing Agreement is hereby confirmed and accepted as of the date first above written.


FEDERAL AGRICULTURAL MORTGAGE CORPORATION
FARMER MAC MORTGAGE SECURITIES CORPORATION


By:   /s/ Christopher A. Dunn
      Name:  Christopher A. Dunn
      Title: Vice President